Exhibit 10

RETIREMENT AGREEMENT

This Retirement Agreement (the “Agreement”), is made and entered into by and between Family Dollar Stores, Inc., a Delaware Corporation, and all subsidiaries and affiliated entities (the “Company”), and Leon Levine (“Levine”);

WITNESSETH:

WHEREAS, Levine is the Chairman of the Board and is involved in the management of the Company;

WHEREAS, Levine has been considering the possibility of retirement from the Company;

WHEREAS, in contemplation of Levine’s possible retirement, Levine and the Company negotiated mutually beneficial terms relating to his retirement, and now desire to enter into the terms negotiated, as set forth in this Agreement;

NOW, THEREFORE,  the parties, intending legally to be bound, hereby agree to the mutual terms and conditions set forth below:

1.     Retirement.  Levine shall retire from the Company, effective January 16, 2003.  In connection with his retirement, Levine shall resign his position as Director and Chairman of the Board and relinquish all positions and responsibilities with or to the Company, except as specifically set forth in this Agreement.  In addition, all compensation and benefits currently received by or available to Levine shall terminate upon his retirement, and Levine shall only be entitled to the compensation and benefits specifically set forth in this Agreement.

2.     Obligations of Levine.  In exchange for the benefits payable to Levine in paragraph 3 of this Agreement, Levine shall comply with the following obligations to the Company:

        A.  Confidentiality of Company Information.

        The parties acknowledge and agree that Levine has knowledge of confidential information of the Company, and that there are no written or oral agreements between Levine and the Company preventing Levine from using or disclosing such information after his retirement.

                        By entering into this Agreement, the parties expressly acknowledge and agree that there is significant value to the Company in its competitive market if Levine agrees to preserve and not disclose to others any confidential information of the Company.

                        For purposes of this Agreement, “Confidential Information” of the Company shall include (1) vendor information, including but not limited to, names of vendors, vendor transaction information, or billing, purchasing or credit history information about vendors; (2) financial information, including but not limited to, financial statements, balance sheets, profit and loss statements, earnings, commissions, benefits and salaries paid to employees, sales data and projections, sales and income forecasts, cost analyses, pricing information, business goals and projections, equipment and inventory data, profit margins, and similar information; (3) all sources and methods of supply, including but not limited to supplier lists, business arrangements, buying and inventory techniques, supply terms, supply and manufacturing contracts, purchasing discounts, distribution agreements, and similar information; (4) all plans and projections for business opportunities for new or developing business, including but not limited to, marketing concepts, business plans, merchandising and marketing techniques, store leases, store site selection and location plans, real estate activities, real estate/expansion information, advertising strategies, product lines, store development, and sales plans; (5) all information relating to costs, research and development activities, service performance, quality control measures or strategies, loss prevention measures, operating results, pricing strategies, employee lists and  personnel, and other confidential or proprietary information, software, designs, patents, ideas, machinery, plans, know-how and trade secrets; (6) any of the information described in subsections (1) - (5) of this provision obtained from another party or entity that the Company treats or designates as confidential or proprietary information, whether or not such information is owned or was developed by the Company; and (7) all other confidential or trade secret information that became known to Levine in the course of his employment with the Company. “Confidential Information” shall not include information that is generally known or available to the public or the industry as a whole.

        Levine hereby acknowledges and agrees that for the period of time through January 15, 2005, and unless expressly authorized in advance in writing by the Chief Executive Officer of the Company, or as ordered by a court of competent jurisdiction, or as otherwise required by law, he will not:

(1)   Misappropriate; use for the purpose of competing with the Company, either directly or indirectly; disclose to any third party, not affiliated with the Company, either directly or indirectly; or aid anyone else in disclosing to any third party, not affiliated with the Company, either directly or indirectly; all or any part of any Confidential Information of the Company; or

(2)   Use, disclose, divulge or communicate directly or indirectly to any third party non-public details of any contracts, business transactions or negotiations to which the Company has been or is a party or of any tenders, offers or proposals submitted or to be submitted by the Company in connection with its business.

Levine also acknowledges and agrees that: (1) all sales files, vendor records, vendor lists, real estate prospect information, research and development data, manuals, letters, contracts, agreements, proposals, notes, notebooks, records, reports, memoranda and all other Company materials, documents and data used, prepared or collected by him as part of his employment with the Company, in whatever form, and (2) all Confidential Information (as defined above) and records containing any Confidential Information that came into his possession while an employee of the Company, whether prepared by him or others, are and will remain the property of the Company; provided, however, that Levine will identify any non-confidential Company documents in his office or adjacent thereto that he would like to keep and the Company shall allow him to keep such documents on the condition that Levine shall not disclose those documents to any competitors of the Company and not use those documents in any form of competition with the Company.

B.  Non-Solicitation and Non-Referral of Employees.

The parties acknowledge and agree that there are no written or oral agreements between Levine and the Company prohibiting Levine from soliciting employees to terminate their employment with the Company, nor are there any agreements prohibiting Levine from referring employees of the Company for possible employment to others.

By entering into this Agreement, the parties expressly acknowledge and agree that there is significant value to the Company in its competitive market in maintaining the employees of the Company and in avoiding the loss of those employees through solicitation or referrals by Levine.

Levine hereby acknowledges and agrees that for the period of time through January 15, 2005, he will not directly or indirectly: (1) approach, solicit, offer employment to or in any manner induce or seek to induce any employee of the Company in the position at that time of Regional Vice President or Divisional Vice President or in any higher Officer position, including Vice President, Senior Vice President, Executive Vice President, Vice Chairman, President and Chairman of the Board (the “Designated Employees”) to become employed by someone other than the Company; (2) approach, solicit or encourage any Designated Employee of the Company to terminate his or her employment with the Company; (3) refer any Designated Employee of the Company for employment with someone other than the Company; or (4) otherwise interfere with any Designated Employee’s relationship with the Company.

Notwithstanding the foregoing, Janice B. Burris, the Company’s Assistant Secretary and Levine’s Administrative Assistant, and Cindy Woller, Levine’s Staff Accountant, shall not be considered Designated Employees.

C.  Non-Interference With Suppliers and Vendors.

The parties acknowledge and agree that there are no written or oral agreements between Levine and the Company prohibiting Levine from soliciting suppliers or vendors to terminate their relationship with the Company, nor are there any agreements prohibiting Levine from referring suppliers and vendors to competitors of the Company.

By entering into this Agreement, the parties expressly acknowledge and agree that there is significant value to the Company in its competitive market in maintaining relationships with suppliers and vendors of the Company, and in avoiding the loss of such suppliers or vendors through solicitations or referrals by Levine.

Levine hereby acknowledges and agrees that for the period through January 15, 2005, he will not directly or indirectly: (1) approach, solicit, or in any manner induce or seek to induce any supplier or vendor of the Company to move their business to someone other than the Company;  (2) approach, solicit or encourage any supplier or vendor of the Company to terminate their relationship with the Company; (3) refer any supplier or vendor of the Company for relationships with someone other than the Company; or (4) otherwise interfere with any relationship between the Company and any of its suppliers or vendors; provided that the foregoing will not prohibit Levine from offering or assisting anyone in offering property for sale to the Company.

D.  Non-Competition.

The parties acknowledge and agree that competition by Levine within 2 years after his retirement would be detrimental to the Company, and that there are no written or oral agreements preventing Levine from competing with the Company following his retirement.

For purpose of this Agreement, “Present Territory” means all counties, towns and cities in the following areas where the Company does business:  North Carolina, Virginia, Georgia, South Carolina, West Virginia, Maryland, Pennsylvania, Kentucky, Tennessee, Mississippi, Alabama, Florida, Louisiana, Arkansas, Ohio, Texas, Delaware, Indiana, New Jersey, Missouri, Oklahoma, Illinois, Michigan, Kansas, Iowa, New York, Wisconsin, Massachusetts, Connecticut, Rhode Island, Vermont, New Hampshire, Minnesota, Nebraska, South Dakota, Colorado, New Mexico, Maine, Arizona, Utah, Nevada and the District of Columbia.

For purposes of this Agreement, “Future Territory” means all counties, towns and cities in States or countries other than those listed in the definition of Present Territory in which the Company does business through January 15, 2005.

For purposes of this Agreement, “Competitive Company” means a corporation, partnership, proprietorship or any other legal entity operating discount retail stores in the Present Territory or the Future Territory, the majority of which stores each have 50,000 square feet or less of total space, including non-selling areas, and that sell or offer for sale merchandise similar or identical to the merchandise sold by the Company.

Levine agrees that for the period of time through January 15, 2005, he will not, directly or indirectly: (1) engage in any competition with the Company, or its successors or assigns, for or on behalf of any Competitive Company, or (2) provide information to, or travel, canvass, advertise, solicit or sell for, or acquire an interest in, become employed by, act as agent for, or in any manner assist, any Competitive Company.  The foregoing provisions, however, shall not prohibit Levine from making investments in any securities listed on the New York or American Stock Exchanges or actively traded in the over-the-counter market, nor prohibit Levine from making investments of any nature in any securities of the Company.

The foregoing provisions also shall not prohibit Levine during the period of time through January 15, 2005, from owning or operating or assisting others in owning and operating up to ten retail stores, other than “dollar stores” or stores that will be in competition with the Company, none of which may be located within one mile of a Family Dollar store.

3.     Obligations of the Company.  In exchange for the obligations of Levine to the Company in paragraph 2 of this Agreement, the Company shall comply with the following obligations to Levine:

                      A. Beginning on the January 16, 2003 date of Levine’s retirement, the Company will provide the following benefits; however, for purposes only of the benefits set forth in subparagraphs 4 and 5 below, the January 15, 2005 dates in paragraphs 2A, 2B, 2C and 2D of this Agreement shall be extended for the period of time that the benefits are available after January 15, 2005, and if Levine then chooses after January 15, 2005 not to comply with the restrictions in paragraphs 2A, 2B, 2C and 2D, as extended, the benefits in subparagraphs 4 and 5 below shall be modified as set forth in those subparagraphs; and provided further that if Levine and his wife, Sandra Levine, both die before the Company has discharged all of its obligations under subparagraphs 4 and 5 below, the Company shall pay to Levine’s designated beneficiary, or if none, to The Leon Levine Foundation Donor Advised Fund of the Foundation of the Carolinas, (a) with respect to subparagraph 4, a cash lump sum equal to $ 49 per day (if Levine is the last to die) or $ 37 per day (if Sandra Levine is the last to die), from the date of death of the last to die until what would have been the 80th birthday of the last to die, and (b) quarterly payments of cash in the amount determined as provided in subparagraph 5 from the date of death of the last to die through what would have been the 80th birthday of the last to die:

                                                        1.     Continuation for Levine’s life of the same or comparable medical insurance Levine is currently provided by the Company, including coverage for his wife, Sandra Levine, and his daughter, Amy Levine, until, with regard to Amy Levine, such time as she is no longer eligible for coverage under the terms of the current medical insurance plan.  If Levine predeceases Sandra Levine before she reaches age 65, coverage for Sandra Levine will continue until the date she reaches age 65.

                                                        2.     Continuation for a period of ten years of the same or comparable personal liability umbrella insurance Levine is currently provided by the Company.

                                                        3.     Continuation for Levine’s life of coverage under the Company’s Directors  and Officers liability insurance for all periods when Levine was an Officer and Director of the Company.

                                                        4.     Continuation until Levine reaches age 80 of the use of Levine’s current Company office and the use of the Company office (or equivalent space) currently occupied by Levine’s financial advisor, including for any personal use he may desire that is not contrary to any of his obligations under this Agreement; provided, however, if Levine states his desire to vacate such office spaces in order to relocate to other offices prior to the time Levine reaches age 80, or if Levine on or after January 15, 2005 does not continue to comply with the restrictions in paragraphs 2A, 2B, 2C or 2D, as  extended for purposes of this subparagraph as set forth above, then Levine will vacate the offices and Levine will receive at that time in full discharge of all the Company’s obligations under this subparagraph 4, a lump sum payment equal to $250,000 reduced by the amount of $ 49 per diem for the period from June 30, 2003 to the date Levine vacates the offices. If prior to vacating the offices, Levine predeceases Sandra Levine before she reaches age 80, Sandra Levine may use appropriate Company office  space in close proximity to the office space of Levine’s financial advisor from the date of Levine’s death until the date she reaches age 80. Levine (or Sandra Levine upon Levine’s death or incapacity) may remove from his office any personal property belonging to him, including without limitation his Rosewood desk, matching Rosewood credenza, cocktail table and end table, Oriental 6-panel silkscreen artwork, framed pictures of the Carolina Panthers Stadium and the Levine Science Research Center at Duke, and other personal memorabilia.

                                                        5.     Use of Company aircraft for personal use upon reasonable notice for up to 30 hours per year for Levine’s life, and if Levine predeceases Sandra Levine before she reaches age 80, Sandra Levine may use the Company aircraft upon reasonable notice for up to 30 hours per year from the date of Levine’s death until the date she reaches age 80; provided, however, if during Levine’s lifetime on or after January 15, 2005, Levine does not continue to comply with the restrictions in paragraphs 2A, 2B, 2C or 2D, as  extended for purposes of this subparagraph as set forth above, use of the Company aircraft shall end and Levine shall be paid quarterly payments of cash (payable to Sandra Levine after Levine’s death until the earlier of her death or her reaching age 80) in an amount mutually agreed by the Company and Levine (or determined by a qualified independent appraiser if such parties cannot agree) to be equal to the then current value of such benefit based on the assumption that the available hours of use of the aircraft would be divided into four equal segments each year.

Levine acknowledges that income may be imputed to him in connection with the receipt of the aforesaid benefits and that Levine will be responsible for the payment of all federal or state tax liabilities, penalties, interest, tax payments or tax judgments that could arise as a result of these benefits.

4.     Company’s Remedy If Levine Breaches This Agreement.

                        A.  Reasonableness of Levine’s Obligations to the Company.

                        Levine acknowledges and agrees that the restrictions imposed upon him by this Agreement, as well as the other obligations imposed upon him by this Agreement, are reasonable restrictions and obligations given the benefits he will receive under this Agreement.  In particular, he understands that given his long standing association with the Company, he has significant knowledge regarding the operations of the Company, and any violation by him of the confidentiality, non-solicitation or non-competition restrictions in this Agreement will be detrimental and harmful to the ongoing operations of the Company.  Therefore, even though the restrictions cover numerous states and restrict Levine’s access to compete with the Company within those numerous states, Levine acknowledges and agrees that those restrictions, as well as his other obligations under this Agreement, are patently reasonable, and will not ever be violated by or challenged by him.  Accordingly, Levine agrees that because the restrictions on him and his obligations under this Agreement are reasonable, he will not contest the validity or enforceability of any of his obligations under this Agreement and he will do everything within his power to ensure that he does not violate the restrictions and obligations of this Agreement, either directly or indirectly.

                        B.  Fairness of Consideration.

                        The parties agree that the consideration to the parties is fair and reasonable under all of the circumstances.

                        C.  Forfeiture of Compensation and Benefits Upon Breach.

                Levine acknowledges and agrees that because of the importance of his restrictions and obligations to the Company set forth in this Agreement, any violation of those restrictions and obligations will cause substantial harm to the Company, and therefore, Levine expressly acknowledges and agrees that if he violates or breaches any of the restrictions or obligations in this Agreement, all remaining benefits under paragraph 3 of this Agreement shall be forfeited.  The Company agrees to give Levine written notice in the manner set forth in paragraph 7 of any such violation or breach and a period of ten days from the date the notice is sent to cure the violation or breach.  Levine agrees to give the Company written notice in the manner set forth in paragraph 7 of any breach by the Company of its obligations and a period of ten days from the date the notice is sent to cure the breach. If the action constituting the breach or violation was taken in the good faith absence of awareness that it was a breach or violation, it may be cured within the meaning of this paragraph by the transgressor’s discontinuance of and good faith best efforts to remedy the action, but an intentional breach or violation not in good faith can be cured only by discontinuance and a remedy to the satisfaction of the injured party. If a breach or violation is not cured as permitted in this paragraph, the forfeiture of benefits described above will be effective as of the initial date of the breach or violation.

5.     Acknowledgment by Levine.  Levine acknowledges that he has carefully read this Agreement, that he knows and understands the contents of this Agreement, that he has had ample opportunity to review the terms of this Agreement, that he is under no pressure to execute this Agreement, that he has consulted with or had the opportunity to consult with a lawyer regarding this Agreement, and that he executes this Agreement of his own free will.

6.     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

7.     Notices.  Any notice or other communications to be given hereunder shall be deemed to have been given or delivered when delivered by hand to the individuals named below or when deposited in United States mail, registered or certified, with proper postage and registration or certification fees prepaid, addressed to the parties as follows (or to such other address as one party shall give the other in the manner provided herein);

Family Dollar Stores, Inc.	With copies to:	George R. Mahoney, Jr.
Post Office Box 1017		Family Dollar Stores, Inc.
Charlotte, NC 28201-1017		Post Office Box 1017
Attention: Mr. Howard R. Levine		Charlotte, NC 28201-1017

H. Landis Wade, Jr.
Helms Mulliss & Wicker, PLLC
Post Office Box 31247
Charlotte, NC 28231

Leon Levine	With copies to:	Robinson, Bradshaw & Hinson, P.A.
3531 Sharon Road		Attn: Russell M. Robinson, II
Charlotte, NC 28211		101 North Tryon Street, Suite 1900
Charlotte, NC 28246-1900

Jan Burris
Post Office Box 1017
Charlotte, NC 28201-1017

8.  Entire Agreement.  This Agreement constitutes the entire agreement among the parties pertaining to the subject matter contained herein and supersedes any and all prior and contemporaneous agreements, representations, promises, inducements and understandings of the parties. This written Agreement cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements.  Moreover, this written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Levine. Specifically, and without limitation, each party hereby fully and finally releases and discharges the other party, and in addition Levine releases the respective officers, directors, employees, agents, successors and assigns of the Company, from any and all claims, demands, lawsuits, or actions of any kind whatsoever, whether known or unknown, whether asserted or unasserted, based on any matters prior to and up until the date of this Agreement, including all matters relating in any way to Levine’s retirement; provided, however, the parties agree that this Release does not release either party of that party’s obligations, nor affect that party’s rights, under this Agreement.

IN WITNESS WHEREOF, Leon Levine has executed this Agreement on the 30th day of September 2002, and the Company has executed this Agreement on the 30th day of September 2002.

FAMILY DOLLAR STORES, INC.

Attest:
	By	/s/ Howard R. Levine
President
/s/ George R. Mahoney, Jr.
Secretary

	/s/ Leon Levine	(SEAL)
Leon Levine
Witness:

/s/ Sandra Levine